July 14, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by RCI Hospitality Holdings, Inc., under Item 4.01 of its Form 8- K dated July 13, 2017. We agree with the statements concerning our Firm in Item 4.01(a) and 4.01(b) iii; we are not in a position to agree or disagree with other statements of RCI Hospitality Holdings, Inc. contained in Item 4.01 (b).

Sincerely,

/s/ Whitley Penn, LLP